Exhibit 10(b)

               Maximum Performance Shares    Date of Grant: April 1, 2020

2020 TSR PERFORMANCE AWARD
(EQUITY PORTION)

2004 OMNIBUS STOCK AND INCENTIVE PLAN

DENBURY RESOURCES INC.

This TSR PERFORMANCE AWARD (this “Award”) is made effective on April 1, 2020 (the “Date of Grant”) by Denbury Resources Inc. (the “Company”) in favor of _____________________ (“Holder”).

WHEREAS, in accordance with the Company’s Amended and Restated 2004 Omnibus Stock and Incentive Plan (the “Plan”), the Committee may grant performance-based Awards;

WHEREAS, the Committee desires to grant to Holder an Award under which Holder can earn Performance Shares based on the Performance Criteria, subject to all of the provisions, including without limitation the vesting provisions, of the Plan and of this Award;

WHEREAS, no Performance Shares will be issued or outstanding until the Vesting Date; and

WHEREAS, the Company and Holder understand and agree that this Award is in all respects subject to the terms, definitions and provisions of the Plan, all of which are incorporated herein by reference, except to the extent otherwise expressly provided in this Award.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties agree as follows:

1.    Performance Stock Unit Grant. The Company hereby grants Holder the right to earn and vest in up to a maximum of ___________ Performance Stock Units (the “PSUs”). On the Delivery Date, the PSUs entitle the Holder to receive shares of Stock (the “Performance Shares”) equal to the number of Earned Performance Shares up to and including the Maximum Performance Shares.

2.    Definitions. All terms capitalized herein that are defined in the Plan shall have the meaning assigned to them in the Plan; other capitalized terms shall have the following meaning, or shall be defined elsewhere in this Award:

(a)
“Annual TSR” means, for each Calendar Year in the Performance Period, for the Company and each Peer Company, the result, expressed as a percentage, of the calculation of TSR for each of them set out in Section 4(a) hereof for such Calendar Year.

(b)
“Beginning Common Stock Price” means the average of the Closing Price (rounded to two decimal places) of the primary common equity security for the Company and each Peer Company for each of the 10 trading days immediately preceding the first day of each Calendar Year, taken separately, within the Performance Period being measured.

(c)	“Calendar Year” means the 12-month period beginning on January 1 and ending on and including December 31 for the Company and each Peer Company.

(d)
“Closing Price” means the last reported sales price of the primary common equity security of the Company and each Peer Company, as reported by the national exchange upon which such security is traded; provided, however, in the event the primary common equity security of the Company or a Peer Company is not traded on a national exchange at the time of such determination, “Closing Price” will be the price determined by the Committee in good faith based upon a review of the facts and circumstances available to the Committee at the time of determination.

(e)
“Delivery Date” means (i) if Sections 6(b), 7(b)(i), 7(b)(ii) or 7(b)(iii) apply, the date on which Performance Shares are delivered to Holder which shall be no later than the dates set forth in Sections 6(b), 7(b)(i), 7(b)(ii) or 7(b)(iii), as applicable, or (ii) if Sections 6(b), 7(b)(i), 7(b)(ii) or 7(b)(iii) do not apply, the date on which Earned Performance Shares are delivered to Holder, which shall be no later than April 30, 2023 (i.e., 30 days following a March 31, 2023 Vesting Date).

(f)	“Earned Performance Shares” means the number of Performance Shares which are earned during the Performance Period as described and calculated in Section 6.

(g)
“Ending Common Stock Price” equals the average of the Closing Price (rounded to two decimal places) of the primary common equity security for the Company and each Peer Company for each of the 10 trading days ending on and including the last day of each Calendar Year, taken separately, within the Performance Period; provided, that, in the event of a Change of Control, the “Ending Common Stock Price” equals the average of the Closing Price of the primary common equity security for the Company and each Peer Company for each of the 10 trading days ending on and including the effective date of such Change of Control.

(h)	“Maximum Performance Shares” means the maximum number of Performance Shares which may be earned under this Award if there are no adjustments under Section 5 in the number of Performance Shares earned.

(i)	“Peer Company” means each of the companies listed on Appendix A hereto, as adjusted pursuant to Appendix A.

(j)	“Performance Criteria” means the Total Shareholder Return measure defined in Section 4 for the Performance Period.

(k)
“Performance Percentage” means that percentage determined based upon the relative ranking of the Company’s Three-Year Average TSR for the Performance Period compared to the Three-Year Average TSR of each Peer Company for the Performance Period as determined under the provisions of Section 4(e), subject to adjustment under Sections 5 and 12.

(l)
“Performance Period” means the three-year period beginning on the first day of the first Calendar Year in the Performance Period and ending on and including December 31 of the last Calendar Year in the Performance Period; provided, that, in the event of a Change of Control, the Performance Period will end on the effective date of such Change of Control.

(m)
“Post Separation Change of Control” means a Change of Control with an effective date following Holder’s Separation, but where such Separation resulted from the Commencement of a Change of Control prior to Holder’s Separation. For all purposes of this Award, the term “Commencement of a Change of Control” shall mean the date on which any material action, including without limitation through a written offer, open-market bid, corporate action, proxy solicitation or otherwise, is taken by a “person” (as defined in Section 13(d) or Section 14(d)(2) of the 1934 Act), or a “group” (as defined in Section 13(d)(3) of the 1934 Act), or their affiliates, to commence efforts that, within 12 months after the date of such material action, leads to a Change of Control involving such person, group, or their affiliates.

(n)	“Three-Year Average TSR” means, for the Company and each Peer Company, the result, expressed as a percentage, of averaging their respective Annual TSR for each Calendar Year in the Performance Period.

(o)
“Total Shareholder Return” or “TSR” shall mean that percentage which reflects the increase or decrease in the average closing trading price of the Company’s or a Peer Company’s primary common equity security (assuming reinvestment of any dividends) between the last 10 trading days of one Calendar Year and the last 10 trading days of the next Calendar Year, or as applicable, the average of such yearly increases or decreases.

(p)
“Value of Reinvested Dividends” means a dollar amount derived by (i) calculating an aggregate number of shares (or fractions thereof) of the Company or any Peer Company represented by the sum of each dividend paid on their respective primary common equity security during a Calendar Year (or portion thereof under Section 4(a)(ii) below) within the Performance Period, determined by dividing the per share amount or value paid through each such dividend by the Closing Price of that company’s primary common equity security on each such dividend payment date, and (ii) then multiplying that aggregate number of shares by the Ending Common Stock Price, respectively, of that company for that Calendar Year (or portion thereof in the event of a Change of Control).

(q)
“Vesting Date” means March 31, 2023 or the effective date of any earlier (i) Change of Control pursuant to Section 6(b) or (ii) death, Disability or Post Separation Change of Control pursuant to Sections 7(b)(i), 7(b)(ii) or 7(b)(iii), as applicable.

3.    PSUs as a Contingent Right. Each PSU represents a contingent right to receive one Performance Share, subject to the terms and conditions of this Award and the Plan; provided, that, the number of Performance Shares that become Earned Performance Shares may range from 0% to 100% of the number of Maximum Performance Shares.

4.    Performance Percentage Earned With Respect to Total Shareholder Return Measure.

(a)	Total Shareholder Return shall be calculated for the periods specified below as follows:

(i) Annual TSR for the Company and each Peer Company for each Calendar Year within the Performance Period shall equal the result of the following calculation for each such company:

Ending Common Stock Price + Value of Reinvested Dividends	- 1
Beginning Common Stock Price

(ii) For any Calendar Year in which a Change of Control occurs, Annual TSR for the Company and each Peer Company for that Calendar Year shall equal the result of the following calculation for each such company:

(b)
The Three-Year Average TSR of the Company and each Peer Company is to be calculated as soon as practical after the end of the Performance Period. Once calculated for the Company and for each Peer Company, the exact percentage of the Company and each Peer Company’s respective Three-Year Average TSR shall be listed in Column 3 of the table below in descending order of their respective Three-Year Average TSR from the highest percentage to the lowest percentage.

(c)	Column 2 of the table below shall reflect each such company’s name.

(d)
The percentages in Column 4 of the table below are based upon increments derived by dividing 100% by 13 (the number of Peer Companies), which percentage increments will be adjusted, if necessary, on a pro rata basis to reflect a reduction in the number of Peer Companies (for example, if at the end of the Performance Period there were 12 Peer Companies, then the 7.7% increment currently shown in Column 4 would become 8.3%).

(e)
The Company’s earned Performance Percentage will be that percentage shown in Column 5 (subject to adjustment, if any, provided in Sections 5 or 12) opposite the ranking of the Company in Column 1 (for example, in the following table for 14 Companies, being ranked as ninth would equal a Performance Percentage of 77%). The earned Performance Percentage will be adjusted to reflect adjustments made to the percentages in Column 4, if any, pursuant to Section 4(d) above; provided, however, that if the Actual Three-Year Average TSR for the Company is less than 0%, the earned Performance Percentage may not be greater than 100%.

Column 1	Column 2	Column 3	Column 4	Column 5
Ranking	Company Name	Actual Three-Year Average TSR (expressed as a %)	Scale of Three-Year Average TSR for 14 Companies (expressed as a %)	Performance Percentage Scale (subject to interpolation)
1			100.0%	100%
2			92.3%	100%
3			84.6%	100%
4			76.9%	100%
5			69.2%	100%
6			61.5%	100%
7			53.8%	100%
8			46.2%	92%
9			38.5%	77%
10			30.8%	62%
11			23.1%	46%
12			15.4%	31%
13			7.7%	15%
14			0.0%	0%

5.    Committee’s Adjustment of Performance Percentage. Notwithstanding any provision hereof or in the Plan to the contrary, the Committee, in its sole discretion, by Committee resolution passed prior to the Vesting Date, may adjust Holder’s otherwise earned Performance Percentage in an amount (if any) determined by the Committee based upon its subjective evaluation; provided, that, any adjustment of Holder’s Performance Percentage by the Committee for the Performance Period shall be determined after the end of the Performance Period, and shall not exceed twenty-five percent (25%) of Holder’s Performance Percentage otherwise earned during the Performance Period.
6.    Earned Performance Shares.
(a)Earned Performance Shares. The number of Earned Performance Shares shall be equal to the product of (i) the Maximum Performance Shares multiplied by (ii) the Performance Percentage. The shares of stock issued under this Award shall equal the Earned Performance Shares, reduced by the Company to satisfy all minimum applicable federal, state, and local income tax withholding requirements and employment tax withholding requirements. No fractional shares will be issued to the Holder. The Performance Percentage shall be determined by the Committee and the Holder will be advised as soon as administratively practicable following the end of the Performance Period (but in no case later than 90 days after the end of the Performance Period), and the Committee shall certify whether and to the extent that the Performance Percentage has been achieved, subject to the Change of Control provisions of Section 6(b) below.

(b)Change of Control. Notwithstanding the foregoing and any other provision hereof to the contrary, if a Change of Control of the Company occurs during the Performance Period then, regardless of the Performance Percentage at the effective date of the Change of Control, the Performance Period will end on the effective date of the Change of Control and the performance for the partial year will be annualized as set out in Section 4(a)(ii) above and averaged with the Annual TSR calculated for any prior completed Calendar Year to determine Earned Performance Shares, which Holder will be entitled to receive on the effective date of the Change of Control, but in no event later than the 15th day of the third month after the end of the Calendar Year in which such Change of Control occurs, and Holder permanently shall forfeit the right to receive any other Performance Shares under this Award.

7.	Vesting (and Forfeiture) of Earned Performance Shares.

(a)	No Separation Prior to the Vesting Date. If Holder does not experience a Separation prior to the Vesting Date, Holder will be 100% vested in the Earned Performance Shares.

(b)
Forfeiture. Except to the extent expressly provided in Sections 7(b)(i), (ii) or (iii), Holder will permanently forfeit all rights with respect to all Performance Shares upon the date of his or her Separation, if such Separation occurs prior to the Vesting Date.

(i) Death. If Holder experiences a Separation by reason of death prior to the last day of the Performance Period, Holder’s Beneficiary (as defined in Section 11) will be entitled to receive Performance Shares in an amount equal to the number of Maximum Performance Shares (without any right to receive any other Performance Shares pursuant to this Award) as soon as reasonably possible, but in no event more than 60 days after Holder’s death. If Holder experiences a Separation by reason of death prior to the Vesting Date but on or after the last day of the Performance Period, Holder’s Beneficiary will be entitled to receive the number of Earned Performance Shares based on the calculation in Section 6 herein (and does not have any right to receive any other Performance Shares pursuant to this Award) as soon as reasonably possible, but in no event more than 60 days after the Vesting Date.

(ii) Disability. If Holder experiences a Separation by reason of Disability prior to the last day of the Performance Period, Holder or Holder’s Beneficiary, as applicable, will be entitled to receive Performance Shares in an amount equal to the number of Maximum Performance Shares (without any right to receive any other Performance Shares pursuant to this Award) as soon as reasonably possible, but in no event more than 60 days after Holder’s Separation by reason of Disability. If Holder experiences a Separation by reason of Disability prior to the Vesting Date but on or after the last day of the Performance Period, Holder or Holder’s Beneficiary, as applicable, will be entitled to receive the number of Earned Performance Shares based on the calculation in Section 6 herein (without any right to receive any other Performance Shares pursuant to this Award) as soon as reasonably possible, but in no event more than 60 days after the Vesting Date.

(iii) Post Separation Change of Control. If there is a Post Separation Change of Control, whereby Holder experiences such Separation prior to the last day of the Performance Period, Holder will be entitled to receive Performance Shares in an amount equal to the number of Maximum Performance Shares (without any right to receive any additional Performance Shares pursuant to this Award) as soon as reasonably possible after the date of the Change of Control, but in no event more than 60 days after such Change of Control occurs. If there is a Post Separation Change of Control, whereby Holder experiences such Separation on or after the last day of the Performance Period, Holder will be entitled to receive the number of Earned Performance Shares based on the calculation in Section 6 herein (without any right to receive any other Performance Shares pursuant to this Award) as soon as reasonably possible after the date of the Change of Control, but in no event more than 60 days after the Vesting Date.

8.    Withholding. If and when any portion of this Award becomes taxable, the minimum statutory tax withholding required to be made by the Company, or other withholding rate as determined by the Committee in its discretion if determined not to be detrimental to the Company, shall be paid to the Company, as applicable, in cash, by delivery of Stock, which Stock may be in whole or in part Stock subject to this Award, based on the Fair Market Value of such Stock on the Vesting Date, or via payroll deduction. The Holder, in his or her sole discretion, may direct that the Company withhold at any rate which is in excess of the minimum withholding rate described in the preceding sentence, but not in excess of the highest incremental tax rate for Holder, and such additional directed withholding will be made in the same manner as described in the preceding sentence.

9.    Issuance of Stock. Without limitation, Holder shall not have any of the rights and privileges of an owner of Stock (including voting rights and dividend rights) until the Vesting Date. The Company shall deliver the Earned Performance Shares as determined under Section 6 above to Holder as soon as reasonably possible following vesting, subject to Section 21 below. The Holder agrees that the delivery of Stock is subject to the Company’s stock ownership guidelines, as potentially modified from time to time.

10.    Administration. Without limiting the generality of the Committee’s rights, duties and obligations under the Plan, the Committee shall have the following specific rights, duties and obligations with respect to this Award: without limitation, the Committee shall interpret conclusively the provisions of this Award; adopt such rules and regulations for carrying out this Award as it may deem advisable; decide conclusively all questions of fact arising in the application of this Award; certify the extent to which the Performance Criteria has been satisfied and the Performance Percentage earned; exercise its right to adjust the Performance Percentage; and make all other determinations and take all other actions necessary or desirable for the administration of this Award. The Committee is authorized to change any of the terms or conditions of this Award in order to take into account any material unanticipated change in the Company’s or a Peer Company’s operations, corporate structure, assets, or similar change, but only to the extent such action carries out the original purpose, intent and objectives of this Award. All decisions and acts of the Committee shall be final and binding upon Holder and all other affected parties. The Committee, without limitation, may delegate all of what, in its sole discretion, it determines to be ministerial duties to an administrator; provided, that, the determinations under, and the interpretations of, any provision of this Award by the Committee shall, in all cases, be in its sole discretion, and shall be final and conclusive.

11.    Beneficiary. Holder’s rights hereunder shall be exercisable during Holder’s lifetime only by Holder or Holder’s legal representative. Holder may file with the Committee a written designation of beneficiary (such person(s) being the Holder’s “Beneficiary”), on such form as may be prescribed by the Committee. Holder may, from time to time, amend or revoke a designation of Beneficiary. In the event that Holder does not file a written designation of Beneficiary, or where such Beneficiary predeceases the Holder, the following rules shall apply: (i) the Holder’s beneficiary designation for the basic life insurance benefits provided by the Company shall be Holder’s Beneficiary; and (ii) in the absence of such basic life insurance beneficiary, or in the event that such basic life insurance beneficiary predeceases the Holder, the Holder’s estate shall be deemed to be Holder’s Beneficiary.

12.    Adjustments in this Award. In addition to any adjustments under Section 5 herein, in the event of any dividend or split of the primary common equity security of the Company, or recapitalization

(including, but not limited to, the payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to stockholders (other than cash dividends), exchange of such shares, or other similar corporate change, with regard to the Company, appropriate adjustments may be made to this Award in a manner deemed equitable by the Committee.

13.    Holder’s Access to Information. As soon as reasonably possible after the close of a Calendar Year, the Committee shall make all relevant annually determined calculations and determinations hereunder with respect to such Calendar Year, and will furnish (or cause to be furnished) all such relevant information to Holder as soon as reasonably possible following the date on which all, or a substantial majority, of the information is available.

14.    No Transfers Permitted. The rights under this Award are not transferable by the Holder other than by will or the laws of descent and distribution, and so long as Holder lives, only Holder or his or her guardian or legal representative shall have the right to receive and retain Earned Performance Shares.

15.    No Right to Continued Employment. Neither the Plan nor this Award, nor any terms contained therein or herein, shall confer upon Holder any right with respect to continuation of employment by the Company, or any right to provide services to the Company, nor shall they constitute a commitment of any kind with respect to the duration of Holder’s at will employment with the Company, nor interfere in any way with the Company’s right to terminate Holder’s at will employment at any time.

16.    Governing Law. Without limitation, this Award shall be construed and enforced in accordance with, and be governed by, the laws of Delaware.

17.    Binding Effect. This Award shall inure to the benefit of and be binding upon the heirs, executors, administrators, permitted successors and assigns of the parties hereto.

18.    Waivers. Any waiver of any right granted pursuant to this Award shall not be valid unless it is in writing and signed by the party waiving the right. Any such waiver shall not be deemed to be a waiver of any other rights.

19.    Severability. If any provision of this Award is declared or found to be illegal, unenforceable or void, in whole or in part, the remainder of this Award will not be affected by such declaration or finding, and each such provision not so affected will be enforced to the fullest extent permitted by law.

20.    Clawback. The PSUs and any Earned Performance Shares covered by this Award are subject to any written clawback policies that the Company, with the approval of the Board, may adopt. Any such policy may subject the Stock issued or to be issued hereunder to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including, but not limited to, an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and rules promulgated thereunder by the Securities and Exchange Commission, and that the Company determines should apply to the PSUs or any Earned Performance Shares.

21.    Compliance with Securities Laws. Notwithstanding any provision of this Award to the contrary, the issuance of Stock will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed. No Stock will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other laws or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, Stock will not be issued hereunder unless (a) a registration statement under the Securities Act is at the time of issuance in effect with respect to the shares issued or (b) in the opinion of legal counsel of the Company, the shares issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. THE HOLDER IS CAUTIONED THAT ISSUANCE OF STOCK UPON THE VESTING OF PSUS GRANTED PURSUANT TO THIS AWARD MAY NOT OCCUR UNLESS THE FOREGOING CONDITIONS ARE SATISFIED. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares of Stock subject to this Award will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance hereunder, the Company may require Holder to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company. From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate persons to make shares of Stock available for issuance.

22.    Section 409A of the Code. It is the intention of the Committee that this Award is exempt from the Nonqualified Deferred Compensation Rules as a short-term deferral (within the meaning of such rules), and, as such, that this Award will be operated and construed accordingly. Neither this Section 22 nor any other provision of this Award or the Plan is or contains a representation to the Holder regarding the tax consequences of the grant, vesting, settlement, or sale of this Award (or the Stock underlying this Award), and should not be interpreted as such.

23.    Plan is Controlling. In the event of a conflict between the terms of the Plan and the terms of this Award, the terms of the Plan are controlling; provided, that, in the event the terms of this Award provide greater specificity as to certain aspects of this Award which are also covered by the Plan, such terms and specificity shall not constitute a conflict with the terms of the Plan.

[Signature pages to follow]

IN WITNESS WHEREOF, the Company has caused this Award to be executed on its behalf by its duly authorized representatives effective as of the Date of Grant.

DENBURY RESOURCES INC.

By:
	Christian S. Kendall President and Chief Executive Officer	Mark C. Allen Executive Vice President and Chief Financial Officer

ACKNOWLEDGMENT

The undersigned hereby acknowledges (i) receipt of this Award, (ii) the opportunity to review the Plan, (iii) the opportunity to discuss this Award with a representative of the Company, and the undersigned’s personal advisors, to the extent the undersigned deems necessary or appropriate, (iv) the understanding of the terms and provisions of this Award and the Plan, and (v) the understanding that, by the undersigned’s signature below, the undersigned is agreeing to be bound by all of the terms and provisions of this Award and the Plan.

Without limitation, the undersigned agrees to accept as binding, conclusive and final all decisions, factual determinations, and/or interpretations (including, without limitation, all interpretations of the meaning of provisions of the Plan, or this Award, or both) of the Committee regarding any questions arising under the Plan, or this Award, or both.

Effective as of the Date of Grant.

Holder Signature

Appendix A

Peer Companies

Berry Petroleum Corporation (BRY)
California Resources Corporation (CRC)
Callon Petroleum Company (CPE)
Extraction Oil & Gas, Inc. (XOG)
HighPoint Resources Corporation (HPR)
Laredo Petroleum, Inc. (LPI)
Matador Resources Company (MTDR)
MEG Energy Corporation (MEG.TO)
Oasis Petroleum, Inc. (OAS)
PDC Energy Inc. (PDCE)
QEP Resources, Inc. (QEP)
SM Energy Company (SM)
Whiting Petroleum Corporation (WLL)

In the event that a Peer Company is acquired and ceases to have its primary common equity security listed or publicly traded during the Performance Period, such company will be removed as a Peer Company for the purposes of calculating achievement of the Performance Percentage. In the event that a Peer Company is forced to delist from the securities exchange upon which it was traded due to low stock price or other reasons or files for bankruptcy during the Performance Period, then that company will remain a Peer Company and it shall occupy the last position (or positions, if there are more than one such companies) in the TSR ranking.